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                    June 13, 2023

       Chenggang Zhou
       Chief Executive Officer
       New Oriental Education & Technology Group Inc.
       No. 6 Hai Dian Zhong Street
       Haidian District
       Beijing 100080
       People   s Republic of China

                                                        Re: New Oriental
Education & Technology Group Inc.
                                                            Form 20-F for
Fiscal Year Ended May 31, 2022
                                                            Filed September 29,
2022
                                                            File No. 001-32993

       Dear Chenggang Zhou:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Haiping Li